Exhibit 99.(9)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 20, 2013

UBS Investment Trust

1285 Avenue of the Americas

New York, NY 10019-6028

Re:                             UBS Investment Trust

Post Effective Amendment No. 51 to the Registration Statement

on Form N-1A (“Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for UBS Investment Trust (the “Trust”), a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with the Registration Statement relating to the issuance and sale by the Trust of an indefinite number of its authorized shares of beneficial interest under the Securities Act of 1933, as amended (“1933 Act”), and under the Investment Company Act of 1940, as amended.  We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Statement of Additional Information of the Registration Statement to be dated on or about December 27, 2013 and in any revised or amended versions thereof, under the caption “Counsel.” In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP